Exhibit 10.3

January 16, 2009

[Name]

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

Dear [Name],

S&T Bancorp, Inc. (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company decides not to participate in the CPP, this letter shall be of no further force and effect.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of your continued employment and the benefits that you and the Company will receive as a result of the Company’s participation in the CPP, you and the Company agree as follows:

(1) No Golden Parachute Payments. You will not be entitled to, and the Company will not pay or provide to you, any golden parachute payments during the CPP Covered Period. To the extent required to implement this paragraph (1), any payments and benefits other than health and life insurance benefits shall be reduced proportionally in order of priority and reduction that results in the greatest reduction of any “excess parachute payments” within the meaning of Section 280G(b) of the Code. To the extent necessary, after the reduction provided in the previous sentence, health and life insurance benefits shall be reduced.

(2) Recovery of Bonus and Incentive Compensation. Any bonus and any incentive compensation paid to you during the CPP Covered Period will be subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3) Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including, without limitation golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) in which you participate, are covered by, or to which you are a party is hereby amended to the extent necessary to give effect to paragraphs (1) and (2) and to comply with Section 111(b) of EESA.

In addition, the Company is required to review all senior executive officer incentive compensation arrangements to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent the Company determines, based on its review of such incentive compensation arrangements, that it must revise any incentive compensation arrangements in which you participate, are covered by, or to which you are a party, you agree to any such revisions.

(4) Definitions and Interpretation. This letter shall be interpreted as follows:

“CPP Covered Period” means (A) any period during which you are a senior executive officer and Treasury holds an equity or debt position acquired from the Company in the CPP, and (B) any other period during which the Company is prohibited under Section 111(b) of EESA from making any golden parachute payments to you or is subject to the incentive compensation clawback provisions of EESA with respect to incentive compensation payments made to you.

“Senior executive officer” means the Company’s “senior executive officers” as defined in Section 111(b)(3) of EESA and regulations issued thereunder, including rules set forth in 31 C.F.R. Part 30.

“Golden parachute payment” means “golden parachute payment” within the meaning of Section 111(b)(2)(C) of EESA and regulations issued thereunder, including rules set forth in 31 C.F.R. Part 30.

“EESA” means the Emergency Economic Stabilization Act of 2008 as currently in effect and hereafter amended, including guidance and regulations promulgated thereunder.

With respect to paragraphs (1), (2), and (3) above, references to “Company” include any entities treated as a single employer with S&T Bancorp, Inc. under 31 C.F.R. § 30.1(b) (as in effect on the closing of the investment contemplated by the Participation Agreement). You are also delivering a waiver pursuant to the Participation Agreement, and the term “employer” in that waiver will be deemed to mean “Company” as used in paragraphs (1), (2), and (3) above.

Paragraphs (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111(b) of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter). To the extent any provision of this letter is inconsistent with EESA, such provision will be deemed to be amended to be consistent with EESA. The Company will determine whether a particular payment or benefit is subject to the terms of this letter in its sole discretion.

(5) Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

Yours sincerely,

S&T BANCORP, INC.

By:
Name:
Title:

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

Date January 16, 2009